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                                                                   Exhibit 10.13

                         EXECUTIVE EMPLOYMENT AGREEMENT

     This Executive Employment Agreement (the "Agreement") is made by and between Christine Cournoyer ("Employee") and PICIS, INC., a Delaware corporation ("Picis" or the "Company"), on August 17, 2006 (the "Effective Date").

                                    RECITALS

     WHEREAS, the Company desires to continue to employ the Employee and the Employee desires to continue employment with the Company, upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Company and the Employee hereby agree as follows:

1.   TERM OF EMPLOYMENT.

     The Employee's term of employment starts on the Effective Date of this Agreement and continues until terminated pursuant to Section 4 below.

2.   TITLE AND DUTIES.

     The Employee shall hold the position of Chief Operating Officer and Executive Vice President. The Employee will perform job duties that are usual and customary for this position, and will perform additional services and duties that the Board of Directors of the Company (the "Board") or the Chief Executive Officer of the Company (the "CEO") may from time to time designate. In the discharge of these duties, the Employee shall at all times report to, and her activities at all times shall be subject to the direction and control of, the CEO. The Employee's office will be based in Wakefield, Massachusetts; however, the Employee shall perform her duties from time to time at other locations designated or required by the CEO. In the course of her employment, the Employee will do all things necessary or advisable to comply with the requirements of the Sarbanes-Oxley Act and policies and procedures adopted by the Company in furtherance thereof.

     The Employee will devote her full working time and efforts to the business and affairs of the Company. The Employee shall not, during the term employment, engage in any other business activity for gain, profit or other pecuniary advantage. The foregoing notwithstanding, the Employee may engage in religious, charitable or civic positions which do not interfere with Employee's obligations hereunder, and which do not compete, directly or indirectly, with the products or services developed, marketed or sold by the Company.

     The Employee warrants and represents that she is not subject to any employment agreement or understanding which would in any manner impose a legal or contractual

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restraint or prohibition upon the performance of the Employee's duties under this Agreement.

3.   COMPENSATION AND BENEFITS.

     For all services rendered by the Employee to Picis during the term of this Agreement, the Company shall pay the Employee as follows:

     (A) BASE SALARY. The Company shall pay the Employee a base salary at the rate of Three Hundred Thousand Dollars ($300,000) per year, payable in accordance with the Company's standard payroll practices. The Employee's base salary shall be reviewed annually and may be adjusted by the Company's Board of Directors or the Compensation Committee of the Board in its sole discretion; provided, however, that under no circumstances shall such base salary be reduced without the Employee's approval.

     (B) PERFORMANCE BONUS. The Employee shall be eligible to participate in all performance bonus plans made available to other executives of equal rank to Employee. All such bonus payments shall be governed by the terms and conditions set forth in the applicable annual bonus plan, which will be established at the sole discretion of the Company. For 2006, Employee shall be eligible to receive a performance-based bonus of up to $100,000, prorated based on the number of days that the Employee is employed by the Company during the 2006 calendar year. This bonus will be based on attainment of pre-established performance goals for 2006 that will be mutually agreed between the Executive and the CEO within the first sixty days of the Employee's employment with the Company and will be paid at the same time that other senior executives of the Company receive their annual bonuses.

     (C) STOCK OPTIONS. The Employee shall be eligible to receive grants of options to purchase the Company's common stock as determined by the Board of Directors or the Compensation Committee of the Board in its sole discretion.

     (D) VACATION. During the term, the Employee shall be eligible to participate in the Company's open eligibility vacation policy for senior executives. Under the open eligibility policy, vacation time does not accrue and is not carried forward to subsequent years, nor is the Employee entitled to a payout for unused vacation time at year-end or at the time of termination. The availability and use of vacation time are subject to the terms and conditions of the Company's open eligibility policy. All vacations, including the timing and amount of vacation, must be approved in advance by the CEO.

     (E) OTHER BENEFITS. In addition to the compensation and benefits set forth above, the Employee shall also be eligible during the term to receive such other fringe benefits and to participate in such other benefit programs as the Company may from time to time make available to its salaried employees generally, including but not limited to, the Company's group health, dental, vision and life insurance, short-term and long-term disability insurance, flexible spending accounts, and any pension plan which may hereafter be adopted by the Company. The Employee acknowledges that she shall have no vested rights under such benefit programs except as expressly provided for by the

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terms of a specific program and that such programs may be terminated or modified at any time without obligation to the Employee.

     (F) EXPENSES. The Company will pay or reimburse the Employee for all normal and reasonable expenses incurred by the Employee in connection with the Employee's responsibilities to the Company upon submission of proper expense reports in accordance with the Company's expense reimbursement policy.

4.   TERMINATION.

     (A) DEATH. The Employee's employment with the Company shall terminate upon her death.

     (B) DISABILITY. The Company may terminate the employment of the Employee in the event the Employee becomes "Disabled" as defined herein. Due to the importance of Employee's responsibilities and role within the organization, the parties agree that the Employee shall be deemed Disabled if she is absent from work, or is unable to perform the essential functions of the job with or without reasonable accommodation on a full-time basis, for over ninety (90) consecutive days or for over ninety (90) cumulative days within any twelve (12) month period. Employee agrees and acknowledges that the termination of employment pursuant to this Section 4(B) does not and will not violate the Americans With Disabilities Act, or any state or local anti-discrimination or leave of absence statutes.

     (C)  TERMINATION BY THE COMPANY.

          (i) OTHER THAN FOR CAUSE. The Company may terminate Employee's employment at any time other than for "Cause" (as defined in Section 4(C)(ii) below) and without notice. If the Employee is terminated by the Company other than for Cause, the Company shall pay the Employee the severance compensation set forth in Section 5(C) below.

          (ii) FOR CAUSE. The Company may, in its complete and absolute discretion, terminate the Employee for "Cause" at any time during the term of this Agreement. A termination shall constitute Cause, as determined in the discretion of the CEO or the Board of Directors, for one or more of the following reasons: (i) the Employee violates any provision of the Non-Competition and Non-Disclosure Agreement referred to in Section 9 hereof;
(ii) the Employee breaches any other provision of this Agreement and fails to cure such breach within thirty (30) days after written notice from the CEO or the Board; (iii) uses alcohol in such a manner as to interfere with the performance of [her duties hereunder; (v) uses illegal drugs; (vi) commits a felony or misdemeanor; (vii) performs her duties and responsibilities in a demonstrably negligent and/or incompetent manner (other than by reason of Disability) and fails to cure such negligence and/or incompetence within thirty
(30) days of notice thereof from the CEO or the Board, which notice shall specify in reasonable detail the manner in which the Employee's performance has been negligent and/or incompetent; (viii) the Employee is insubordinate; or (ix) the Employee violates any state or federal securities law.

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     (D)  TERMINATION BY THE EMPLOYEE. The Employee may terminate her employment with the Company for any reason by providing the Company with thirty
(30) days written notice as provided below in Section 12. Upon the Employee's termination, all of the Company's obligations hereunder shall immediately cease and, other than paying Employee her accrued compensation and benefits as of the date of such termination, the Company shall have no further obligation to the Employee whatsoever for compensation, benefits, bonus or otherwise (except that the Employee shall be permitted to exercise the right to seek continuing health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, ("COBRA")).

5.   COMPENSATION UPON TERMINATION.

     If the Employee's employment is terminated pursuant to Section 4 above, the Company shall have the obligations set forth below:

     (A) DEATH OR DISABILITY. If the Employee's employment with the Company terminates by reason of death or Disability, the Company will pay to the Employee or the Employee's legal representative or beneficiary (i) in a lump sum within thirty (30) days after the Employee's death or date of termination all accrued but unpaid Base Salary and expenses for the period ending with the Employee's death or termination; (ii) all benefits to which the Employee is entitled under any benefit plans in accordance with the terms of such plans (all of the foregoing in Section 5(A)(i)-(ii) hereinafter referred to as the "Accrued Obligations"); and (iii) no later than the date on which the other senior executives receive their bonus payments, if any, and after compliance with
Section 6 below, a prorated share of the bonus(es), if any, which the Employee would have earned hereunder with respect to the calendar quarter or calendar year in which death or the termination of employment occurs, based on the number of days that the Employee was employed by the Company.

     (B)  TERMINATION BY THE COMPANY FOR CAUSE OR TERMINATION BY THE
EMPLOYEE. If the Employee's employment with the Company is terminated by the Company for Cause, or if the Employee terminates her employment with the Company for any reason whatsoever, the Company will pay the Employee all Accrued Obligations in a lump sum amount within thirty (30) days after the termination date.

     (C) TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE. If the Company terminates the Employee's employment other than for Cause, the Company will pay the Accrued Obligations to the Employee. The Company will also pay the following severance benefits after the Employee executes a release in compliance with
Section 6 below and the lapse of any statutory revocation period: (i) a prorated share of the bonus(es), if any, which the Employee would have earned hereunder with respect to the calendar quarter or calendar year in which the termination of employment occurs (payable in a manner consistent with the terms of the applicable bonus plan); (ii) severance pay of twelve (12) months' salary at the Employee's then current base salary rate payable in accordance with the Company's payroll practices over the twelve month (12) severance period; and
(iii) the full premium for Employee's continuing single or family health insurance coverage (whichever was in effect immediately prior to the

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termination date) in accordance with COBRA in the same amount as paid for senior executives of the Company. In order to be eligible for the COBRA payments set forth in Section 5(C)(iii), the Employee must elect to continue health insurance coverage in a timely manner in compliance with the provisions of COBRA. The Company shall pay the full COBRA premium payments until the EARLIEST of: (i) the date the severance period expires; (ii) the date the Employee obtains other employment; or (iii) the date COBRA continuation coverage would terminate in accordance with the provisions of COBRA.

     (D) NO FURTHER RIGHTS. The payments set out in Sections 5(A) through 5(C) are the only payments the Employee shall be entitled to pursuant to this Agreement; provided, that such payments will not adversely affect or alter the Employee's rights under any qualified employee benefit plan of the Company in which the Employee has a vested interest.

6.   RELEASE OF CLAIMS.

     Payment of the severance and benefits set forth in Section 5(A)(iii) and 5(C) (the "Severance Benefits"), and payment of the Change In Control benefit set forth in Section 7, are contingent upon the Employee's (or her personal representative in the case of death) execution of (i) a comprehensive release and waiver of all claims against the Company, its predecessors, successors, assigns and their respective shareholders, directors, officers, employees and agents and (ii) an agreement not to disparage the Company. Notwithstanding the foregoing, the Employee shall not be required to release or waive any rights to accrued or vested benefits under any qualified employee benefits plan or rights to indemnification for claims brought by third parties as provided under the Articles of Incorporation or By-Laws of the Company or any insurance policy.

7.   CHANGE IN CONTROL.

     The Company considers it essential and in its best interests that its management be encouraged to remain with the Company and to continue to devote full attention to the Company's business in the event that there is a likelihood of a change in control of the Company. In this connection, the Company recognizes that the possibility of a change in control and the uncertainty and questions which it raises may result in the Employee's departure or in a distraction to the detriment of the Company. Accordingly, the Company has determined that appropriate steps should be taken to reinforce and encourage the Employee's continued attention and dedication to the Employee's assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Company.

     In the event of a "Change in Control" of the Company, as defined in the Company's 2005 Equity Incentive Plan, and subject to the Employee's execution of a release of claims in compliance with Section 6 above and the lapse of the statutory revocation period, the following shall apply:

     (A) COMPENSATION IN THE EVENT OF A CHANGE IN CONTROL. If the Employee's employment with the Company or any successor to the Company (hereafter jointly

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referred to as the "Company") is terminated by the Company other than for Cause or by the Employee for "Good Reason," as defined below, six (6) months prior to or within twenty-four (24) months after a Change in Control, the Employee shall be entitled to the following:

          (i)    payment of all Accrued Obligations in a lump sum within ten
(10) days after the date of termination;

          (ii) payment of the severance benefits set forth in Section 5(C)(i)-(iii), except that the bonus for the applicable period shall not be prorated;

          (iii) all options to acquire shares of common stock of the Company shall become fully and immediately exercisable; and

          (iv) all deferred stock granted to such Employee shall become fully and immediately vested if such vesting has not already been provided for by the terms of the Deferred Stock Award Agreement for such deferred stock.

     (B) DEFINITION OF "GOOD REASON". For purposes of this Section, "Good Reason" means the occurrence of one or more of the following six (6) months before or twenty-four (24) months after a Change in Control: (i) a material diminution in the Employee's duties, responsibilities or compensation with the Company; (ii) a change in the Employee's position within the Company which constitutes a demotion; (iii) a change in the principal workplace of the Employee to a location outside of a 30-mile radius from Wakefield, Massachusetts; or (iv) a material breach by the Company of any of its obligations to the Employee under this Agreement. The Employee's continued employment or failure to give notice of an event constituting Good Reason shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder. Any good faith determination of Good Reason made by the Employee shall be conclusive.

8.   ADDITIONAL PROVISIONS RELATING TO PAYMENT OF SEVERANCE.

     (A) Payments to be made to the Employee under the Agreement will be treated as ordinary income and will be reduced by any applicable income, employment or excise taxes which are required to be withheld under applicable law, and all amounts are stated before any such deduction. The obligations of the Company to pay severance or Change in Control payments to Employee is contingent upon the Employee's resignation (in a form and substance satisfactory to the Company) from any and all Board seats and any other office held with the Company or with the Company's subsidiaries or affiliates.

     (B) Notwithstanding anything herein to the contrary, if at the time of the Employee's termination of employment with the Company, the Employee is a "specified employee" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder, and the Company notifies the Employee that, based on the advice of counsel, the deferral of the commencement of any severance benefits set forth in
Section 5(C)(i)-(ii) is necessary in

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order to comply with Section 409A of the Code, then the Company shall defer the commencement of the severance benefits (without any reduction) by a period of at least six months after the Employee's termination of employment and any payments so deferred shall earn interest calculated at the prime rate of interest reported by THE WALL STREET JOURNAL as of the date of termination. Any severance benefits that would have been paid during such six-month period but for the provisions of the preceding sentence shall be paid in a lump sum to the Employee six (6) months and one (1) day after the Employee's termination of employment. The provisions of this Section 8(B) shall apply only to the extent required to avoid the Employee's incurrence of any accelerated or additional tax under
Section 409A of the Code.

     (C) If (i) the severance benefits payable under this Agreement together with any payment or benefit received or to be received by the Employee pursuant to any other plan, arrangement or agreement (collectively, the "Total Payments") would constitute (in whole or in part) an "excess parachute payment" within the meaning of Section 280G(b) of the Code and the regulations promulgated thereunder, and (ii) the Employee would retain more of the Total Payment (after payment of all applicable tax liability imposed on the Total Payments) in the event that the Cap (as defined below) is imposed, then the amount of the Total Payments shall be reduced until the aggregate "present value" (as that term is defined in Section 280G(d)(4) of the Code and the regulations promulgated thereunder) of the Total Payments is such that no part of the Total Payments constitutes an "excess parachute payment" within the meaning of Section 280G(b) of the Code and the regulations promulgated thereunder (the "Cap").

9.   INSURANCE AND INDEMNIFICATION.

     The Company shall maintain directors and officers liability insurance during the term of this Agreement in an amount not less than the liability limit in effect on the date of this Agreement. The Company shall indemnify the Employee for actions taken in the Employee's capacity as an officer of the Company to the fullest extent permitted by applicable law.

10.  CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION.

     The Employee agrees that she will execute the Company's Non-Competition and Non-Disclosure Agreement in conjunction with the execution of this Agreement. Failure to execute the Non-Competition and Non-Disclosure Agreement shall constitute a material breach of this Agreement.

11.  PARTIES BENEFITED; ASSIGNMENTS.

     This Agreement shall be binding up on the Employee, her heirs and personal representative or representatives. Employee acknowledges that she may not assign any of her rights or delegate any of her duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

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12.  NOTICES.

     Any notice provided for in this Agreement shall be in writing and shall be given by registered or certified mail, return receipt requested, postage prepaid, addressed to the address of the respective parties stated below or to such changed address as such parties may have fixed by notice and shall be deemed to have been given when mailed:

     (a)  To the Company:   100 Quannapowitt Parkway, Suite 405
                            Wakefield, Massachusetts 01880
                            Attn:  Mr. Todd C. Cozzens
                            (fax)  781-557-3140

                            With a copy to: "General Counsel" at same address


     (b)  To the Employee:  Christine Cournoyer
                            75 Miles River Road
                            Hamilton, MA 01982

13.  GOVERNING LAW.

     This Agreement shall be governed and construed in accordance with the substantive and procedural laws of the Commonwealth of Massachusetts without regard to the rules of conflicts of laws or any rules or principles that would result in the application of any law other than the internal laws of the Commonwealth of Massachusetts.

14.  MISCELLANEOUS.

     This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. Any amounts payable under this Agreement to the Employee after the death of the Employee shall be paid to the Employee's estate or legal representative. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

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     IN WITNESS WHEREOF, the parties have duly executed and delivered this
Agreement as of August 17, 2006.


     PICIS, INC.


     By:  Todd C. Cozzens
          ----------------------------------
     Signature:  /s/ Todd C. Cozzens
                 ---------------------------


     EMPLOYEE


     /s/ Christine Cournoyer
     ------------------------------
     Christine Cournoyer


EXECUTIVE EMPLOYMENT AGREEMENT DATED AUGUST 2006.


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